EXHIBIT 99.1
EZCORP ACQUIRES 20 STORE MEXICO PAWNSHOP CHAIN
AUSTIN, Texas (August 16, 2007) — EZCORP, Inc. (Nasdaq: EZPW) announced today that it has entered into an agreement to acquire the assets of the 20 Mexico pawnshops owned and operated by MMFS Intl., S.A. de C.V., a subsidiary of Mister Money Holdings.
The 20 locations operate under the Mister Money brand and are located in Central Mexico. The operations are headquartered in Queretaro, Qro, Mexico. The purchase price will be approximately $14 million cash and the closing is expected in September 2007.
EZCORP’s President and Chief Executive Officer, Joe Rotunda, stated, “We are very excited about this opportunity. The Mister Money operations are quality assets with a pawn portfolio of approximately $3 million and trailing twelve month store-level operating income of approximately $2.7 million. One of the primary benefits of this acquisition is that it will give us the infrastructure and scale to accelerate our growth in Mexico.”
EZCORP is primarily a lender or provider of credit services to individuals who do not have cash resources or access to credit to meet their short-term cash needs. The Company offers non-recourse loans collateralized by tangible personal property, commonly known as pawn loans, in 295 U.S. and three Mexico EZPAWN locations open as of June 30, 2007. At these locations, the Company also sells merchandise, primarily collateral forfeited from its pawn lending operations, to consumers looking for good value. In 390 EZMONEY locations and 80 EZPAWN locations open as of June 30, 2007, the Company offers short-term non-collateralized loans, often referred to as payday loans, or fee based credit services to customers seeking loans.
For additional information, contact Dan Tonissen at (512) 314-2289.
This announcement contains certain forward-looking statements regarding the Company’s expected performance for future periods including, but not limited to, new store expansion. Actual results for these periods may materially differ from these statements. Such forward-looking statements involve risks and uncertainties such as changing market conditions in the overall economy and the industry, consumer demand for the Company’s services and merchandise, changes in the regulatory environment, and other factors periodically discussed in the Company’s annual, quarterly and other reports filed with the Securities and Exchange Commission.